UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2007

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The Company has amended its Credit Agreement, dated July 1, 2005, with a syndicate of banks led by JPMorgan Chase effective as of January 31, 2007. The amendment extends the maturity date of the credit facility from July 1, 2010 until January 31, 2012 and reduces the LIBOR interest rates applicable thereunder. In addition, the amendment excludes payments made by the Company to repurchase up to $100 million of its common stock commencing in 2007 from the calculations used to determine whether the Company is in compliance with the fixed charge coverage ratio covenant contained in the credit agreement. The amendment also increases the Company's secured indebtedness basket from $15 million to $25 million. The amendment to the Credit Agreement is intended to preserve the Company's prospective capital deployment options and the Company has not determined whether it will undertake a stock purchase program or incur any secured indebtedness in 2007.

In connection with the Company's provision of services for governmental programs, the Company serves as a subcontractor in some jurisdictions to JPMorgan Chase. The Company also provides other products and services to JPMorgan Chase, and certain of the other lenders who are parties to the credit agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

February 1, 2007	By:	/s/ George W. Gresham

Name: George W. Gresham
Title: Cheif Financial Officer (Principal Financial Accounting Officer)